UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD/A

SPECIALIZED DISCLOSURE REPORT

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48,108
(Address of principal executive offices)	(Zip Code)

Paul J. Maynard, (734-585-9500)
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1- CONFLICT MINERALS DISCLOSURE

Item 1.01	Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
This Form SD of Tecumseh Products Company (the ”Company”, “we”, “us” or “our”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.
A copy of our Conflict Minerals Report is provided as Exhibit 1.02 to this Form SD and is publicly available at
http://www.tecumseh.com/en/corporate/global-suppliers/conflict-minerals

Item 1.02	Exhibit
As specified in Section 2, Item 2.01 of this Form SD, we are hereby filing our Conflict Minerals Report as Exhibit 1.02 to this report.

Section 2 - EXHIBITS

Item 2.01	Exhibits
The following exhibit is filed as part of this report.

Exhibit No.	Description

1.02	Conflict Minerals Report of Tecumseh Products Company
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

TECUMSEH PRODUCTS COMPANY

Date:	June 2, 2014	By	/s/ James Connor
James Connor, President, Chief Executive Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.02	Conflict Minerals Report of Tecumseh Products Company